UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SUNSET FINANCIAL RESOURCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Sunset Financial Resources, Inc. is filing materials contained in this Schedule 14A with the Securities and Exchange Commission relating to the definitive proxy statement and accompanying proxy card filed with the Commission on September 8, 2006 and to be used in connection with the special meeting of stockholders of Sunset scheduled to be held on October 6, 2006. Sunset urges stockholders to read its definitive proxy statement because it contains important information.

On September 26, 2006, Sunset issued the following press release:

Company Contact: Stacy M. Riffe Chief Executive Officer (904) 425-4365 sriffe@sfous.com	Investors: KCSA Worldwide Jeffrey Goldberger 212.896.1249 jgoldberger@kcsa.com

Sunset Believes Flawed ISS Analysis Reached the Wrong Conclusion

Sunset Urges Stockholders to Vote FOR Alesco Merger

JACKSONVILLE, Florida, September 26, 2006 – Sunset Financial Resources, Inc. (NYSE: SFO) today announced that it believes Institutional Shareholder Services has produced a deeply flawed and factually incorrect analysis which reached the wrong conclusion regarding Sunset’s proposed merger with Alesco Financial Trust.

Stockholders should focus on these significant issues:

Comprehensive Process Led by a Special Committee.

•	Sunset ran a very thorough process to explore all strategic alternatives. It formed a Special Committee of independent directors to run the process, hired Banc of America Securities LLC and issued a press release announcing it was exploring all strategic alternatives.

•	Banc of America Securities contacted 70 parties, including 22 asset managers, as part of the strategic alternatives review process. Twenty one parties signed confidentiality agreements and reviewed detailed company data. At the end of a comprehensive and inclusive process, only two parties submitted proposals. No asset manager other than Cohen Brothers submitted a proposal. The Alesco proposal was the best offer to maximize stockholder value.

Strategic Rationale Supports the Proposed Merger.

•	Sunset lacks scale as a separate company and would require significant additional capital to pursue a viable standalone strategy.

•	Sunset believes the Alesco merger creates the scale necessary for continued access to the capital markets. Sunset does not believe it can pursue its strategy effectively without the capital and scale that will result from the merger.

•	Sunset’s annual G&A burden will be cut from 7% to 1.5% of equity.

•	Pro forma combined assets following the Alesco merger are expected to be nearly $4 billion.

•	Sunset believes that partnering with Cohen Brothers, a leader in the industry and trust preferred securities, will best accomplish its strategy to diversify into higher yielding assets.

Valuation is Fair and Represents the Best Alternative for Stockholders.

•	The valuation reflects a comprehensive process where Sunset’s financial data and prospects were evaluated by the twenty one parties signing confidentiality agreements and is supported by a Banc of America Securities fairness opinion.

•	The valuation represents a premium of 7% to the $7.95 unaffected closing price on Oct 27, 2006, the day before the announcement that Sunset had hired Banc of America Securities to explore all strategic alternatives.

•	ISS inaccurately reports that Sunset lost $22 million selling assets. The actual loss after taking into account related hedge gains is $3 million.

•	ISS inaccurately reports merger expenses of $10 million. The actual out-of-pocket cost will be $7 million, most of which would be incurred under any strategic alternative Sunset pursues.

•	ISS inaccurately reports that Cohen Brothers will be paid a large break-up fee if the merger is not approved. Cohen Brothers is not due any fee if the merger is not approved.

•	ISS notes that Sunset’s stock dropped a few percent following the announcement of the merger. The pre-announcement price was not an unaffected market price, given Sunset’s earlier announcement that it was exploring alternatives. In addition, Sunset has since increased the price to its stockholders by negotiating a $0.50 per share dividend.

Super-majority Independent Board Post-Merger.

•	Following the merger, seven of nine directors will be independent directors.

•	Independent directors evaluate all transactions with potentials for conflict. This is becoming the standard practice at all externally managed REITs.

•	Sunset will hold its annual meeting to elect directors by December 31, 2006. All stockholders will have the opportunity to vote for all board members at that meeting.

Conclusion – the Proposed Merger Should be Supported.

•	ISS acknowledges that an external manager is a preferable approach for a small cap REIT such as Sunset. Sunset has already adopted this approach.

•	Western Investments offers no meaningful alternative. It has not disclosed any strategy beyond seeking another outside advisor and, if that fails, working with existing management.

•	The merger offers stockholders an opportunity to realize upside potential and own a more liquid security.

Sunset’s Board of Directors believes that Sunset’s ability to grow and access higher yielding investment opportunities depends directly on the consummation of the proposed merger. The Board of Directors has carefully considered the merger and believes it is the best available alternative for Sunset stockholders. We intend to vote FOR the merger and encourage all stockholders to do the same.

After completion of the merger, Sunset intends to continue to qualify as a real estate investment trust for federal income tax purposes and will continue to have its shares listed on the New York Stock Exchange.

WE URGE SUNSET STOCKHOLDERS TO VOTE FOR THE PROPOSED MERGER ON THE WHITE PROXY CARD

Please promptly return the WHITE proxy card to vote for the merger and the plan. Be sure to vote only on the WHITE proxy card. Even if you have already returned another proxy card, you have every right to change your vote by signing, dating and returning the WHITE proxy card. If you have any questions or need assistance, please call MacKenzie Partners at (800) 322-2885 or collect at (212) 929-5500.

About Sunset Financial Resources

Sunset Financial Resources, Inc. is a specialty finance REIT headquartered in Jacksonville, Florida and trades on the New York Stock Exchange under the symbol “SFO”.

Additional Information about the Merger

Sunset stockholders are urged to read the proxy statement for the merger and the tender offer statement, letter of transmittal and other materials relating to the tender offer, as they contain important information regarding the merger and the offer. Stockholders can obtain a copy of the proxy statement, tender offer statement, letter of transmittal and other related materials free of charge from the SEC’s web site, www.sec.gov, from the information agent for the merger and the tender offer, MacKenzie Partners, Inc., by calling (800) 322-2885 (call toll-free), or by directing a request to sriffe@sfous.com. We urge Sunset stockholders to carefully read those materials prior to making any decision with respect to the merger and the tender offer.

Forward-Looking Statements

Information set forth in this release contains forward-looking statements, which involve a number of risks and uncertainties. Sunset cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained or implied in the forward-looking information. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Sunset and Alesco, including future financial and operating results, the new company’s plans, objectives, expectations and intentions and other statements that are not historical facts.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: factors that affect the timing or ability to complete the transactions contemplated herein; the risk that the business will not be integrated successfully; the risk that cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with lenders, other counterparties, or employees; competition and its effects on pricing, spending, third-party relationships and revenues; the failure of the companies to successfully execute their business plans, gain access to additional financing, the availability of additional loan portfolios for future acquisition, continued qualification as a REIT and the cost of capital. Additional factors that may affect future results are contained in Sunset’s proxy statement relating to the merger and Sunset’s other SEC filings, which are available at the SEC’s web site www.sec.gov. Sunset disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

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